Exhibit 99.1
Caesars Entertainment, Inc. Reports First Quarter 2021 Results

LAS VEGAS and RENO, Nev. (May 4, 2021) – Caesars Entertainment, Inc., (NASDAQ: CZR) (“Caesars,” “CZR,” “CEI” or “the Company”) today reported operating results for the first quarter ended March 31, 2021.
First Quarter 2021 and Recent Highlights:
•Net revenues of $1.7 billion, an increase of 259.2% on a GAAP basis and a decrease of 16.0% on a same-store basis versus the comparable prior-year period.
•Net loss of $423 million compared to a net loss of $176 million for the comparable prior-year period.
•Same-store Adjusted EBITDA of $548 million versus $410 million for the comparable prior-year period.
•Closed the William Hill PLC acquisition on April 22, 2021.
•Expanded NFL relationship, becoming one of three official sports betting partners while extending Caesars exclusive casino and iGaming rights.
Tom Reeg, Chief Executive Officer of Caesars Entertainment, Inc., commented, “Our first quarter results improved significantly versus the fourth quarter of 2020 as the pace of vaccinations across the country accelerated and consumers started to resume more normal behavior. We are excited to see the dramatic improvement in operating efficiencies throughout our enterprise which we believe are sustainable going forward.”
First Quarter 2021 Financial Results Summary and Segment Information
For the first quarter ended March 31, 2021, Caesars Entertainment, Inc. generated net revenues of $1.7 billion and a net loss of $423 million on a GAAP basis. After combining the results from our continuing operations of Caesars Entertainment, Inc. with the results of our properties classified as discontinued operations but were not divested at the end of the period, which we refer to as a same-store basis for the period, Caesars Entertainment, Inc. reported same store net revenues of $1.9 billion and adjusted EBITDA of $548 million. For the first quarter ended March 31, 2020, a comparative same-store basis includes the results of operations of Caesars Entertainment, Inc. combined with the operations of Caesars Entertainment Corporation (“Former Caesars”) prior to the closing of the acquisition of Former Caesars (the “Merger”) and eliminates results of operations for properties that have been divested. In our Las Vegas segment, same store revenues declined 39.5% during the first quarter and adjusted EBITDA declined 26.7%. In our Regional segment, same store revenues were flat and same-store adjusted EBITDA increased 69.2%.

Net Revenues
	Three Months Ended March 31,
(Dollars in millions)	2021	Add: Disc. Ops (a)	2021 Total (b)	2020	Less: 2020 Divest. (c)	2020 Pre-Acq. CEC (d)	2020 Total (e)	% Change
Las Vegas	$497	$—	$497	$—	$—	$822	$822	(39.5)%
Regional	1,108	155	1,263	471	(82)	874	1,263	—%
Managed, International & CIE	90	10	100	—	—	127	127	(21.3)%
Corporate and Other	4	—	4	2	—	5	7	(42.9)%
Caesars	$1,699	$165	$1,864	$473	$(82)	$1,828	$2,219	(16.0)%

Net Income (Loss)
	Three Months Ended March 31,
(Dollars in millions)	2021 Total	2020	Less: 2020 Divest. (c)	2020 Pre-Acq. CEC (d)	2020 Total (e)	% Change
Las Vegas	$(67)	$—	$—	$6	$6	*
Regional	65	(135)	48	(199)	(286)	(122.7)%
Managed, International & CIE	3	—	—	(10)	(10)	(130.0)%
Corporate and Other	(424)	(41)	—	392	351	*
Caesars	$(423)	$(176)	$48	$189	$61	*

Adjusted EBITDA (f)
	Three Months Ended March 31,
(Dollars in millions)	2021	Add: Disc. Ops (a)	2021 Total (b)	2020	Less: 2020 Divest. (c)	2020 Pre-Acq. CEC (d)	2020 Total (e)	% Change
Las Vegas	$162	$—	$162	$—	$—	$221	$221	(26.7)%
Regional	367	51	418	111	8	128	247	69.2%
Managed, International & CIE	15	(8)	7	—	—	1	1	*
Corporate and Other	(39)	—	(39)	(8)	—	(51)	(59)	(33.9)%
Caesars	$505	$43	$548	$103	$8	$299	$410	33.7%
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*    Not meaningful
(a)Discontinued operations include Horseshoe Hammond, Caesars Southern Indiana, Harrah’s Louisiana Downs and the Caesars UK group, including Emerald Resorts & Casino. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(b)Includes results of operations from discontinued operations for the periods presented. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(c)Divestitures for the three months ended March 31, 2020 include results of operations for Isle of Capri Kansas City, Lady Luck Vicksburg, Eldorado Resort Casino Shreveport and discontinued operations of Harrah’s Reno and Bally’s Atlantic City. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(d)Represents results of operations for Former Caesars prior to the Merger. Additionally, certain corporate overhead costs which were historically charged to properties within the segments during the three months ended March 31, 2020 have been reclassified to Corporate and Other. These costs primarily include centralized marketing expenses, redundant executive and management payroll and benefits expenses, centralized contract labor expenses, and corporate rent expenses. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2020 periods, do not conform to GAAP.
(e)Excludes results of operations from divestitures as detailed in (c) and includes results of operations of Former Caesars prior to the Merger, including discontinued operations, for the relevant period. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(f)Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Balance Sheet and Liquidity
As of March 31, 2021, Caesars had $15.0 billion in aggregate principal amount of debt outstanding. Total cash and cash equivalents were $1.8 billion, excluding restricted cash of $2.5 billion.

(In millions)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$1,794	$1,758

Bank debt and loans	$6,738	$6,755
Notes	8,215	8,215
Other long-term debt	53	53
Total outstanding indebtedness	$15,006	$15,023

Net debt	$13,212	$13,265

“We are excited about the ongoing improvement in operating trends which we expect will lead to increased free cash flow generation,” said Bret Yunker, Chief Financial Officer. “We ended the quarter with $1.8 billion of unrestricted cash and our revolver availability remains unchanged at $2.1 billion.”
Reconciliation of GAAP Measures to Non-GAAP Measures
Adjusted EBITDA (described below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest expense, (benefit) provision for income taxes, unrealized (gain) loss on investments and marketable securities, depreciation and amortization, stock-based compensation, impairment charges, transaction expenses, severance expense, selling costs associated with the divestitures of properties, equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, (gain) loss related to divestitures, changes in the fair value of certain derivatives and certain non-recurring expenses such as sign-on and retention bonuses, business optimization expenses and transformation expenses, certain litigation awards and settlements, losses on inventory associated with properties temporarily closed as a result of the COVID-19 public health emergency, contract exit or termination costs, and certain regulatory settlements. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our leases with affiliates of GLPI and VICI Properties Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
Conference Call Information
The Company will host a conference call to discuss the Company’s results on May 4, 2021 at 2 p.m. Pacific Time. Participants should dial 833-665-0647, or 914-987-7309 for international callers and enter Conference ID 8584407 approximately 10 minutes before the call start time. The call will also be accessible on the Investor Relations section of Caesars Entertainment’s website at https://investor.caesars.com.
About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the U.S. and one of the world's most diversified casino-entertainment providers. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah's®, Horseshoe® and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified amenities and one-of-a-kind destinations, with a focus on building loyalty and value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. These risks and uncertainties include: (a) the effects of the COVID-19 public health emergency, including (i) the extent and duration of the impact of the global COVID-19 public health emergency and measures to contain the public health emergency or mitigate its impact on the Company’s business, financial results and liquidity; (ii) the ability of the Company to modify its operations to comply with various state, tribal and local directives, mandates, and orders; (iii) the impact of actions the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 public health emergency, which could negatively impact guest loyalty and our ability to attract and retain our employees; and (iv) changes and instability in global, national and regional economic activity and financial market activity as a result of the COVID-19 public health emergency and the impact on consumer discretionary spending and travel; (b) the possibility that post-closing regulatory approvals of the acquisition of William Hill impose conditions or are not obtained; (c) risks related to the acquisition of William Hill and the integration of the respective businesses and assets of the Company, William Hill and Former Caesars; (d) potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the Merger and the acquisition of William Hill; (e) the possibility that the anticipated benefits of the Merger and the acquisition of William Hill, including cost savings and expected synergies, are not realized when expected or at all; (f) risks associated with increased leverage and additional rental expense resulting from debt financing undertaken in connection with the Merger and the acquisition of William Hill and real estate transactions undertaken in connection with the Merger; (g) competitive responses to the Merger and the acquisition of William Hill; and (h) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Reports on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
Source: Caesars Entertainment, Inc.; CZR
Investor Relations: Brian Agnew, bagnew@caesars.com; Charise Crumbley, ccrumbley@caesars.com, 800-318-0047
Media Relations: Kate Whiteley, kwhiteley@caesars.com

CAESARS ENTERTAINMENT, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2021	2020
REVENUES:
Casino and pari-mutuel commissions	$1,140	$340
Food and beverage	166	56
Hotel	215	48
Other	178	29
Net revenues	1,699	473
EXPENSES:
Casino and pari-mutuel commissions	541	179
Food and beverage	106	53
Hotel	81	22
Other	68	9
General and administrative	366	98
Corporate	66	16
Impairment charges	—	161
Depreciation and amortization	265	50
Transaction costs and other operating costs	20	8
Total operating expenses	1,513	596
Operating income (loss)	186	(123)
OTHER EXPENSE:
Interest expense, net	(563)	(67)
Other loss	(133)	(23)
Total other expense	(696)	(90)
Loss from continuing operations before income taxes	(510)	(213)
Benefit for income taxes	79	37
Net loss from continuing operations, net of income taxes	(431)	(176)
Discontinued operations, net of income taxes	7	—
Net loss	(424)	(176)
Net loss attributable to noncontrolling interests	1	—
Net loss attributable to Caesars	$(423)	$(176)

Net loss per share - basic and diluted:
Basic loss per share from continuing operations	$(2.06)	$(2.25)
Basic income per share from discontinued operations	0.03	—
Basic loss per share	$(2.03)	$(2.25)
Diluted loss per share from continuing operations	$(2.06)	$(2.25)
Diluted income per share from discontinued operations	0.03	—
Diluted loss per share	$(2.03)	$(2.25)
Weighted average basic shares outstanding	208	78
Weighted average diluted shares outstanding	208	78

CAESARS ENTERTAINMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO CAESARS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended March 31, 2021
(In millions)	CEI	Add: Disc. Ops (d)	Total (f)
Net loss attributable to Caesars	$(423)	$—	$(423)
Net loss attributable to noncontrolling interests	(1)	—	(1)
Discontinued operations, net of income taxes	(7)	7	—
(Benefit) provision for income taxes	(79)	4	(75)
Other loss (a)	133	—	133
Interest expense, net	563	32	595
Depreciation and amortization	265	—	265
Transaction costs and other operating costs (b)	20	—	20
Stock-based compensation	23	—	23
Other items (c)	11	—	11
Adjusted EBITDA	$505	$43	$548

	Three Months Ended March 31, 2020
(In millions)	CEI	Less: Divestitures (g)	Pre-Acq. CEC (e)	Total (h)
Net income (loss) attributable to Caesars	$(176)	$48	$189	$61
Net loss attributable to noncontrolling interests	—	—	(1)	(1)
(Benefit) provision for income taxes	(37)	—	54	17
Other (income) loss (a)	23	—	(641)	(618)
Interest expense, net	67	(4)	333	396
Depreciation and amortization	50	(3)	256	303
Impairment charges	161	(33)	65	193
Transaction costs and other operating costs (b)	8	—	21	29
Stock-based compensation expense	6	—	10	16
Other items (c)	1	—	13	14
Adjusted EBITDA	$103	$8	$299	$410
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(a)Other loss for the three months ended March 31, 2021 primarily represents a loss on the change in fair value of the derivative liability related to 5% Convertible Notes slightly offset by gains on foreign currency exchange and investments held. Other (income) loss for the three months ended March 31, 2020 primarily represents a gain on the change in fair value of the derivative liability related to 5% Convertible Notes and losses on investments.
(b)Transaction costs and other operating costs for the three months ended March 31, 2021 and March 31, 2020 primarily represent costs related to the William Hill acquisition and the Merger, various contract or license termination exit costs, professional services, other acquisition costs and severance costs.
(c)Other items primarily represent certain consulting and legal fees, rent for non-operating assets, relocation expenses, and business optimization expenses.
(d)Discontinued operations include Horseshoe Hammond, Caesars Southern Indiana, Harrah’s Louisiana Downs and the Caesars UK group including Emerald Resorts & Casino. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(e)Pre-acquisition CEC represents results of operations for Former Caesars prior to the Merger. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2020 periods, do not conform to GAAP.
(f)Includes results of operations from discontinued operations for the periods presented. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(g)Divestitures for the three months ended March 31, 2020 include results of operations for Isle of Capri Kansas City, Lady Luck Vicksburg, Eldorado Resort Casino Shreveport and discontinued operations of Harrah’s Reno and Bally’s Atlantic City. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.

(h)Excludes results of operations from divestitures as detailed in (g) and includes results of operations of Former Caesars, including discontinued operations. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to our reported results of operations.